EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Kadmon Holdings, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 4, 2021 relating to the consolidated financial statements of Kadmon Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

New York, New York

March 5, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.